Exhibit 99.1

Hecla Reports First Quarter Profit and Reduced Cash Costs: Silver Production Increases 128%; Cash Costs Below $5 Per Ounce Silver

For the Period Ended March 31, 2009

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--April 28, 2009--Hecla Mining Company (NYSE:HL) today reported net income applicable to common shareholders of $3.9 million, or 2 cents per common share, on revenue of $54.7 million in the first quarter of 2009, compared to net income of $12.1 million, or 10 cents per common share, on revenue of $37.5 million a year ago. The results include a $6.2 million gain on the sale of Hecla’s Velardeña mill in Mexico and a gain of $9.0 million associated with the curtailment of a corporate non-pension benefit plan. Excluding dividends to holders of its preferred shares, Hecla reported net income of $7.3 million for the first quarter of 2009 compared to net income of $15.5 million for the first quarter of 2008.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “We had a much improved first quarter with all operational benchmarks showing significant improvement compared with the second half of 2008. More tons of higher-grade material coupled with lower costs drove the results combined with some positive one-time items. We are clearly on track to hit our production and cost targets reversing the trend of rising costs experienced in 2008. Our outlook is very positive given the solid operational performance, stronger balance sheet, higher prices, and the ongoing exploration success at the Lucky Friday.”

FIRST QUARTER 2009 HIGHLIGHTS

  Silver production of 2.86 million ounces, a 128% increase compared to the prior year period
  38% decrease in cash costs to $4.67 per ounce of silver after by-product credits compared with the fourth quarter of 2008
  Repaid $40 million bridge loan and $8 million of term debt reducing total debt to $113 million from $161 million at December 31, 2008
  Reached agreement with banking syndicate to re-schedule all 2009 term debt payments until 2010 and 2011
  Completed underwritten public offering of common shares to raise net proceeds of approximately $71.3 million
  Sold Velardeña mill in Mexico for $8 million in cash and 750,000 shares of ECU Silver Mining Inc.
  Lucky Friday exploration drill results indicate substantially higher grade material below the current mine plan

METALS PRICES

The average market price for silver in the first quarter was $12.61 per ounce or 29% lower compared to the same period a year ago; however, prices were higher during the quarter compared with prices in the fourth quarter of 2008. Relatively high levels of investment interest towards precious metals increased the average price of silver in the first quarter of 2009 by 24% compared with the average price in the fourth quarter of 2008. Similarly, the average price for gold increased 14% in the first quarter of 2009 compared with the average of $795 per ounce in the fourth quarter of 2008. In the first quarter of 2008, the average price for gold was $927 per ounce or 2% higher than the average price of $909 per ounce in first quarter of 2009.

The average prices for zinc and lead in the first quarter of 2009 were 52% and 60% lower at $0.53 and $0.52 per pound, respectively, compared to the same prior year period; however, during the first part of the second quarter of 2009, lead and zinc prices have each moved almost 20% higher from the fourth quarter 2008 average prices of $0.56 per pound and $0.54 per pound, respectively.

OPERATIONS

First quarter production was a record 2.86 million ounces of silver compared to 1.25 million ounces of silver in the first quarter of 2008. The increase in production is primarily due to Hecla consolidating 100% ownership in the Greens Creek mine with the purchase of the 70.3% interest that was previously owned by Rio Tinto and a very strong operational performance at both the Greens Creek and Lucky Friday mines. On a pro forma basis, combining 100% of Greens Creek production in 2008 with results from the Lucky Friday, Hecla’s silver production increased 18% in the first quarter of 2009 compared with silver production in the first quarter of 2008. Hecla’s average silver cash cost per ounce remains among the lowest in the industry, with the first quarter total cash cost averaging $4.67 per ounce of silver after by-product credits. This compares with cash costs of negative $1.42 per ounce of silver after by-product credits in the first quarter of 2008. The increase in cash costs is mainly due to lower prices for lead and zinc, important by-product revenue credits.

By-product metal production totaled 18,049 ounces of gold, 18,712 tons of zinc and 10,825 tons of lead in the first quarter of 2009 compared to 4,851 ounces of gold, 7,021 tons of zinc and 6,147 tons of lead for the first quarter of 2008. Pro forma by-product metal production in the first quarter of 2008 was 16,317 ounces of gold, 17,596 tons of zinc and 9,546 tons of lead. Milled tonnage at Greens Creek and Lucky Friday was higher by 14% and 8%, respectively, compared with pro forma first quarter 2008 production volumes.

Unit operating costs improved in the first quarter of 2009 compared with the first quarter of 2008; at Greens Creek unit costs decreased $11.28 per ton, or 14%, and at Lucky Friday unit costs were reduced $3.81 per ton, or 5%, compared to the same period in 2008. Lower prices for consumable products such as diesel fuel also helped to lower operating costs.

Greens Creek - The Greens Creek mine produced 2.0 million ounces of silver during the first quarter of 2009, at an average total cash cost per ounce of $3.21, compared to pro forma production of 1.7 million ounces at an average total cash cost per ounce of $(5.10) for the prior year period. Hecla’s share of silver production from the Greens Creek mine in the first quarter of 2008 was 495,853 ounces, reflecting its 29.7% interest in the mine. The remaining 70.3% interest in the Greens Creek mine was purchased in April 2008.

On a 100% basis, the mine produced strong operating results with milled tonnage 14% higher than the same period in 2008. Improved grades for all metals, increased mine productivity and lower prices for some consumable products, particularly diesel fuel, lowered unit operating costs 14%, or $11.28 per ton, in the first quarter of 2009 compared to the first quarter of 2008. During the period, the mine also produced 18,049 ounces of gold, 16,121 tons of zinc and 5,186 tons of lead. These levels are 11%, 7% and 7% higher, respectively, than pro forma production in the same period in 2008. The increase in cash costs in 2009, compared to the same period in 2008, is primarily due to decreased by-product credits.

During the first quarter of 2009, $2.9 million was capitalized for purchases of new mobile equipment and underground development at the Greens Creek mine.

Lucky Friday - The Lucky Friday mine in northern Idaho produced 866,298 ounces of silver during the first quarter of 2009, at an average total cash cost of $8.03 per ounce after by-product credits, compared to 759,303 ounces of silver during the first quarter of 2008, at an average total cash cost of $0.98 per ounce. Cash costs in the first quarter of 2009 were higher due to lower by-product credits compared to the first quarter of 2008. The increased metal production was the result of increased throughput tonnage and selective mining and grade control procedures. The Lucky Friday mine produced 5,639 tons of lead and 2,591 tons of zinc in the first quarter of 2009, or 20% and 2% more metal, respectively, than the prior year period. The mine is forecast to produce approximately 3 million ounces of silver in 2009.

Capitalized mine costs in the first quarter were $3.25 million. This included purchases of new equipment and work at the water treatment plant and the new #4 tailings facility. We also allocated internal resources to continue the investigation of our access options for the deeper development work below the current working areas of the mine.

EXPLORATION

During the first quarter, $1.0 million was spent on exploration. The expenditures were mostly made at the Greens Creek and Lucky Friday mines. Baker said, “Although exploration spending has been reduced for this year, we are as excited about our targets today as we have been at any time in the past, particularly at the Lucky Friday. Last quarter we said that the exploration intercepts at the Lucky Friday were some of the most impressive in its history. That has continued this quarter. Our preliminary evaluation indicates grades for all metals are substantially higher than those in our current mine plan as the Lucky Friday goes deeper. We are continuing the evaluation.”

Greens Creek - The underground drill program began in early February and is generally aligned to infill drill several zones during the year to increase the confidence level of reserves and resources. Production drilling on the lowermost development level on a poorly defined deeper extension of the West Wall ore zone encountered good mineralization and results indicate that underground development is warranted for this level, and possibly one to two additional levels below. Elsewhere, infill drilling of the Northwest-West zone from the 878 block confirmed grades and styles of mineralization for future longhole stope development in this area.

Lucky Friday - Exploration drilling continues to follow up last year’s results. While there is work to be completed above the 4050 level, west of the Silver Fault, east along the Paymaster Fault, the priority work is testing the deeper mineralization in the central and east portions of the vein system. This program follows up on 81 drill intercepts from the 30 vein which show uncapped and diluted grades averaging 15.28 ounces per ton silver over an average width of 14.9 feet.

Silver Valley - Hecla’s three-dimensional model is being used to target the surface mapping and exploration program.

San Juan Silver - The San Juan Silver Joint Venture in southern Colorado is located in an historic mining district where silver mining ceased in the 1980s. Hecla announced a 13.2 million ounce resource on a portion of the Bulldog vein in February 2009. Additional modeling and resource estimation for numerous other veins of the Bulldog deposit continued in the first quarter and is expected to be completed in the second quarter of 2009. Field surveys documenting the baseline characteristics of the district will resume in the second quarter. Advancing the permitting for future exploration activity in the historic Creede mining district remains a priority; Hecla continues to work closely with the regulatory agencies to facilitate this process.

Mexico - Surface exploration work took place in the first quarter. Hecla primarily reviewed its land position and compiled data to reduce the concession area about 40% to 309 square miles. With this smaller concession area, we will be able to prioritize our exploration efforts effectively.

FINANCIAL

During the first quarter, Hecla completed an underwritten public offering of common shares and warrants and received net proceeds of approximately $71.3 million. The offering consisted of 36.8 million shares of common stock and warrants to purchase 18.4 million shares of Hecla common stock including the underwriters’ exercise of the over-allotment option. The securities were issued in the form of Units consisting of one common share and one-half common share purchase warrant. The Units were sold at a price of $2.05 per Unit. The strike price for the share purchase warrants is $2.50 per share.

Proceeds from the equity financing were used to repay an existing bridge loan of $40 million in full and to reduce the term debt facility by $8 million. The bridge and term loans were part of the financing package used to acquire the Greens Creek joint venture interest from Rio. In early February, Hecla also announced that it had reached an agreement with its banking syndicate to reschedule debt payments of $66.7 million due in 2009 to 2010 and 2011.

In early March Hecla sold its non-core Velardeña mill in central Mexico to ECU Silver Mining Inc. which resulted in a gain of $6.2 million. The sales price was $8 million in cash and 750,000 shares of common stock in ECU Silver Mining Inc. The mill had not been in use since 2005.

At the end of the first quarter, Hecla had $62.6 million in cash. Debt outstanding under the term facility at March 31, 2009, was $113.6 million. No scheduled principal payments are required on the facility until March 31, 2010. Baker said, “We have a materially stronger balance sheet having repaid $48 million of debt since year end and $266 million since June of last year. We have substantially more liquidity with $26 million of additional cash than at year end, and our next principal payment of $15 million is almost a year away. We now have the time, liquidity and reduced debt level to enable us to consider all options to manage this debt.”

Hecla has approximately 218 million common shares outstanding.

OTHER

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com.

HECLA MINING COMPANY (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

		First Quarter Ended
HIGHLIGHTS		Mar. 31, 2009	Mar. 31, 2008
FINANCIAL DATA
Sales		$54,721	$37,469
Gross Profit		$9,868	$18,652
Income applicable to common shareholders		$3,905	$12,074
Basic and diluted income per common share		$0.02	$0.10
Net income from continuing operations		$7,313	$13,564
Cash flow provided by (used by) operating activities		$(456)	$11,636
PRODUCTION SUMMARY – TOTALS
Silver –	Ounces produced	2,863,151	1,255,156
	Payable ounces sold	2,272,662	1,003,451
Gold –	Ounces produced	18,049	4,851
	Payable ounces sold	13,130	3,008
Lead –	Tons produced	10,825	6,147
	Payable tons sold	8,473	5,284
Zinc –	Tons produced	18,712	7,021
	Payable tons sold	12,169	3,900
Average cost per ounce of silver produced (1):
Total cash costs ($/oz.)		4.67	(1.42)
Total production costs ($/oz.)		10.07	0.94
AVERAGE METAL PRICES
Silver –	London PM Fix ($/oz.)	12.61	17.68
	Realized price per ounce	13.92	19.77
Gold –	London PM Fix ($/oz.)	909	927
	Realized price per ounce	938	864
Lead –	LME Cash ($/pound)	0.52	1.31
	Realized price per pound	0.61	1.48
Zinc –	LME Cash ($/pound)	0.53	1.10
	Realized price per pound	0.63	1.34

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section. Includes gold, lead and zinc production, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY Consolidated Statements of Income (dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended
	Mar. 31, 2009	Mar. 31, 2008

Sales of products	$54,721	$37,469
Cost of sales and other direct production costs	29,635	15,904
Depreciation, depletion and amortization	15,218	2,913
	44,853	18,817
Gross profit	9,868	18,652

Other operating expense (income)
General and administrative	4,724	4,893
Exploration	1,028	5,571
Other operating expense	2,291	497
Gain on sale of properties, plants and equipment	(6,230)	- -
Termination of employee benefit plan	(8,950)	- -
Provision for closed operations and environmental matters	876	660
	(6,261)	11,621
Income from operations	16,129	7,031

Other income (expense):
Interest and other income	211	2,502
Preferred shares issued for bank fees	(4,262)	- -
Interest expense, net	(4,681)	(43)
	(8,732)	2,459
Income from continuing operations before income taxes	7,397	9,490
Income tax benefit (provision)	(84)	4,074

Net income from continuing operations	7,313	13,564
Income from discontinued operations, net of tax	- -	1,918

Net income	7,313	15,482
Preferred stock dividends	(3,408)	(3,408)

Income applicable to common shareholders	$3,905	$12,074

Income from continuing operations	$0.02	$0.08
Income from discontinued operations	- -	0.02
Income per common share	$0.02	$0.10

Basic weighted average number of common shares outstanding	198,966	122,350

Diluted weighted average number of common shares outstanding	199,393	122,777

HECLA MINING COMPANY Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	Mar. 31, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$62,603	$36,470
Accounts receivable	16,432	9,414
Inventories	24,954	21,331
Deferred taxes	2,481	2,481
Other current assets	4,656	4,154
Total current assets	111,126	73,850
Investments	3,700	3,118
Restricted cash and investments	13,814	13,133
Properties, plants and equipment, net	839,929	852,113
Deferred taxes	36,071	36,071
Other noncurrent assets	7,826	10,506

Total assets	$1,012,466	$988,791

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$15,095	$21,850
Accrued payroll and related benefits	9,082	8,475
Accrued taxes	5,735	4,408
Current portion of accrued reclamation and closure costs	4,159	2,227
Current portion of long-term debt and capital leases	15,713	48,018
Total current liabilities	49,784	84,978
Long-term debt and capital leases	100,436	113,649
Accrued reclamation and closure costs	116,461	119,120
Other noncurrent liabilities	14,686	21,587

Total liabilities	281,367	339,334

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	54,501	45,115
Capital surplus	1,045,419	981,161
Accumulated deficit	(344,387)	(351,700)
Accumulated other comprehensive loss	(24,337)	(25,022)
Treasury stock	(640)	(640)

Total shareholders' equity	731,099	649,457

Total liabilities and shareholders' equity	$1,012,466	$988,791

Common shares outstanding at end of period	218,003	180,461

HECLA MINING COMPANY Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	First Quarter Ended
	Mar. 31, 2009	Mar. 31, 2008
OPERATING ACTIVITIES
Net income	$7,313	$15,482
Income from discontinued operations, net of tax	- -	(1,918)
Income from continuing operations	7,313	13,564
Noncash elements included in net income:
Depreciation, depletion and amortization	15,218	2,913
Gain on disposition of properties, plants and equipment	(6,230)	- -
Provision for reclamation and closure costs	238	- -
Stock compensation	296	283
Preferred shares issued for bank fees	4,262	- -
Deferred tax benefit	- -	(4,873)
Amortization of loan origination fees	2,097	- -
Gain on termination of employee benefit plan	(8,950)	- -
Other, net	1,007	- -
Change in assets and liabilities:
Accounts receivable	(7,018)	4,499
Inventories	(3,623)	(2,159)
Other current and noncurrent assets	(521)	(924)
Accounts payable and accrued expenses	(6,657)	(1,069)
Accrued payroll and related benefits	933	416
Accrued taxes	1,327	825
Other noncurrent liabilities	(141)	(989)
Accrued reclamation and closure costs	(7)	(869)
Net cash provided by discontinued operations	- -	19
Net cash provided by (used by) operating activities	(456)	11,636

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(3,613)	(11,552)
Deposits on acquisition of business	- -	(16,340)
Proceeds from disposition of properties, plants and equipment	8,000	- -
Maturities of short-term investments and securities held for sale	- -	4,036
Purchases of restricted investments	(681)	(145)
Net cash provided by discontinued operations	- -	679
Net cash provided by (used in) investing activities	3,706	(23,322)

FINANCING ACTIVITIES
Proceeds from issuance of stocks and warrants, net of related expenses	70,951	116
Dividends paid to preferred shareholders	- -	(3,881)
Repayments of debt	(48,068)	- -
Net cash provided by (used in) financing activities	22,883	(3,765)
Net increase (decrease) in cash and cash equivalents	26,133	(15,451)
Cash and cash equivalents at beginning of period	36,470	373,123
Cash and cash equivalents at end of period	62,603	357,672

HECLA MINING COMPANY Production Data

	First Quarter Ended
	Mar. 31, 2009	Mar. 31, 2008
GREENS CREEK UNIT (1)
Tons of ore milled	191,484	50,050
Mining cost per ton	$44.27	$46.00
Milling cost per ton	$23.25	$32.80
Ore grade milled – Silver (oz./ton)	14.12	13.57
Silver produced (oz.)	1,996,853	495,853
Gold produced (oz.)	18,049	4,851
Lead produced (tons)	5,186	1,438
Zinc produced (tons)	16,121	4,474
Average cost per ounce of silver produced (2):
Total cash costs	$3.21	$(5.10)
Total production costs	$9.81	$(1.32)
Capital additions (in thousands)	$2,910	$3,536
LUCKY FRIDAY UNIT
Tons of ore processed	86,446	80,367
Mining cost per ton	$55.82	$59.75
Milling cost per ton	$13.99	$13.82
Ore grade milled – Silver (oz./ton)	10.66	10.03
Silver produced (oz.)	866,298	759,303
Lead produced (tons)	5,639	4,709
Zinc produced (tons)	2,591	2,547
Average cost per ounce of silver produced (2):
Total cash costs	$8.03	$0.98
Total production costs	$10.68	$2.41
Capital additions (in thousands)	$3,249	$6,897

(1) Reflects Hecla’s 100% share of Green Creek as of April 16, 2008, and its 29.73% ownership prior to that date.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1) (dollars and ounces in thousands, except per ounce – unaudited)

	First Quarter Ended
	Mar. 31, 2009	Mar. 31, 2008
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$13,368	$(1,785)
Divided by silver ounces produced	2,863	1,255
Total cash cost per ounce produced	$4.67	$(1.42)
Reconciliation to GAAP:
Total cash costs	$13,368	$(1,785)
Depreciation, depletion and amortization	15,218	2,913
Treatment costs	(17,530)	(10,011)
By-product credits	37,875	29,582
Change in product inventory	(4,324)	(1,929)
Reclamation, severance and other costs	246	47
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,853	$18,817

GREENS CREEK UNIT
Total cash costs	$6,411	$(2,531)
Divided by silver ounces produced	1,997	496
Total cash cost per ounce produced	$3.21	$(5.10)
Reconciliation to GAAP:
Total cash costs	6,411	(2,531)
Depreciation, depletion and amortization	12,932	1,836
Treatment costs	(13,304)	(4,434)
By-product credits	30,526	14,222
Change in product inventory	(4,086)	(1,957)
Reclamation, severance and other costs	239	42
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$32,718	$7,178

LUCKY FRIDAY UNIT
Total cash costs	$6,957	$746
Divided by silver ounces produced	866	759
Total cash cost per ounce produced	$8.03	$0.98
Reconciliation to GAAP:
Total cash costs	6,957	746
Depreciation, depletion and amortization	2,286	1,077
Treatment costs	(4,226)	(5,577)
By-product credits	7,349	15,360
Change in product inventory	(238)	28
Reclamation and other costs	7	5
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$12,135	$11,639

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
vice president – corporate development
Don Poirier, 208-769-4128